Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 76 to the Registration Statement on Form N-1A of Fidelity Summer Street Trust: Fidelity Capital & Income Fund and Fidelity High Income Fund of our reports dated June 18, 2008 on the financial statements and financial highlights included in the April 30, 2008 Annual Reports to Shareholders of the above referenced funds, which is also incorporated by reference into the Registration Statement.

We further consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
March 2, 2009